     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996
                           REGISTRATION NO. 333-5035

============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                AMENDMENT NO. 1
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                     TECHNICAL CHEMICALS AND PRODUCTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             --------------------



               FLORIDA                       3341 S.W. 15th Street                     65-0308922
   (State or other jurisdiction of         Pompano Beach, FL  33069                 (I.R.S. Employer
   incorporation or organization)               (954) 979-0400                   Identification Number)
                                       (ADDRESS, INCLUDING ZIP CODE, AND
                                       TELEPHONE NUMBER, INCLUDING AREA
                                        CODE, OF REGISTRANT'S PRINCIPAL
                                              EXECUTIVE OFFICES)

                             --------------------

                                   COPY TO:

                Brian Foremny, Esq.                                      Jack L. Aronowitz
                  Holland & Knight                            Technical Chemicals and Products, Inc.
       One East Broward Boulevard, Suite 1300                          3341 S.W. 15th Street
             Fort Lauderdale, FL 33301                               Pompano Beach, FL  33069
                    954-525-1000                                           954-979-0400
            Telecopier No. 305-463-2030                             Telecopier No. 305-979-0009
                      (Name, address, including zip code, and telephone number,
                              including area code, of agent for service.

                             --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS



                               1,001,214 SHARES


                                   (TCPI LOGO)


                                  COMMON STOCK

                      ___________________________________


    The Prospectus relates to an aggregate of 1,001,214 shares (the
"Shares") of common stock, par value $.001 per share ("Common Stock"), of Technical Chemicals and Products, Inc., a Florida corporation (the "Company" or "TCPI") which may be offered (the "Offering"), for sale by certain shareholders of the Company or by pledgees (the "Selling Shareholders") who have acquired such shares in certain acquisitions and private placements by the Company not involving a public offering and non-sale related transfers, including 320,000 shares which may be offered for sale by certain of the Selling Shareholders who may acquire such shares pursuant to the exercise of certain warrants. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares.

    The Shares may be sold or distributed from time to time by or for the account of the Selling Shareholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such Shares requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Shareholders" and "Plan of Distribution."

    The Common Stock is traded on The Nasdaq Stock Market National Market ("Nasdaq") under the symbol "TCPI." On June 18, 1996, the last reported sale price of the Common Stock as reported by Nasdaq was $13.00 per share.

    INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS AND OTHER CONSIDERATIONS RELATING TO THE COMMON STOCK AND THE COMPANY. SEE "RISK FACTORS" STARTING ON PAGE 5 OF THIS PROSPECTUS.

    THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
      SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.


                                JUNE 20, 1996

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act") with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this prospectus, under the caption "Risk Factors" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, include, among others, the following general economic and business conditions; competition; the Company's dependence on a key customer and key products; uncertainty of results of pre-clinical and clinical testing; risk of technological obsolescence; the Company's dependence upon other companies to manufacture, market and distribute the Company's products; risk of product liability; uncertainty of government regulation, health care reform and third party reimbursement; the Company's dependence on patents and proprietary rights; changes in business strategy or development plans; quality of management; availability, terms and development of capital; business abilities and judgement of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; litigation; failure to obtain regulatory approval for the Company's proposed products; and other factors referenced in this Prospectus. See "Risk Factors."

                                  THE COMPANY

    TCPI is principally engaged in the design, development, manufacture and marketing of a wide range of medical diagnostic products for use in physician offices, at home and at other point-of-care locations. The Company's medical diagnostic products employ its patented and proprietary membrane-based technology. In addition to its ongoing diagnostics business, the Company, through its recently acquired Pharmetrix Division, is involved in the research, development and commercialization of transdermal and mucosal drug delivery systems and skin permeation enhancers. The Company currently owns 16 U.S. patents and 28 foreign patents, and has seven pending U.S. patent applications and 38 pending foreign patent applications. As used in this Prospectus, unless otherwise indicated, the terms "Company" and "TCPI" include the Company's majority-owned subsidiary, Health-Mark Diagnostics, L.L.C. ("Health-Mark").

    TCPI manufactures and markets over 25 membrane-based diagnostic tests in the United States and internationally, 13 of which have received 510(k) approval from the United States Food and Drug Administration (the "FDA"). The Company's products include tests for pregnancy, ovulation timing, cholesterol levels, blood glucose levels, infectious diseases and drugs of abuse. In addition, the Company manufactures over 20 other diagnostic products. Overall, the Company or its founder have developed over 300 FDA approved medical diagnostic products. In 1995, the Company sold approximately six million pregnancy tests, representing approximately 12% of the 49 million tests sold worldwide. Most of these tests were sold through the Company's alliance with Boehringer Mannheim. This alliance also extends to the marketing and distribution of certain of the Company's other products, including its Serum Dilution Reagent (hCG Test) and its OneStep(TM) LH Ovulation Tests. The Company also markets its products under its proprietary brand name, PDQ(TM), and under private label arrangements to drug, discount and supermarket chains such as CVS, Duane Reade, Thrifty Payless, Thrift Drug, Woolworth, Fedco, Long's and Smith's Food & Drug. In addition, pursuant to an agreement recently entered into with Amway Corporation, a retail catalog distributor, the Company's OneStep hCG Pregnancy(R) Midstream Wand, OneStep hCG Pregnancy(R) Test Slide and OneStep(TM) LH Ovulation Test Strip will be featured for sale in Amway Corporation's 1996 personal shoppers' catalogue.

    TCPI's objective is to build a fully integrated research and development, manufacturing, marketing and distribution organization capable of providing the medical diagnostic and drug delivery markets with products that offer accuracy, efficacy, ease of use and reduced costs. To achieve this goal, the Company will rely on its experienced management team, the breath of its proprietary technologies and its broad range of products. The Company believes that it will achieve its highest level of commercial success by collaborating with major international medical diagnostic and pharmaceutical companies in the development and marketing of certain of its products, while retaining manufacturing rights to such products.

    The Company was incorporated in Florida on January 30, 1992. The Common Stock is traded on Nasdaq under the symbol "TCPI." The Company's executive offices are located at 3341 S.W. 15th Street, Pompano Beach, Florida 33069, and its telephone number is (954) 979-0400.

                              RECENT DEVELOPMENTS

    On April 30, 1996, the Company sold an aggregate 1,585,000 shares (after exercise of an over-allotment option) of Common Stock for approximately $23.8 million pursuant to a public offering ("Public Offering") in which Deutsche Morgan Grenfell/C.J. Lawrence, Inc. acted as representative of the underwriting syndicate. Certain shareholders of the Company, including Pharma Parch Public Limited Company ("Pharma Patch"), Redstone Securities, Inc. and Ira Weingarten, some of the Selling Shareholders, sold shares of Common Stock in the Public Offering.

    Upon completion of the Public Offering, the Company repaid approximately $2.1 million of the approximately $5.25 million of outstanding indebtedness incurred in connection with the acquisition of its Pharmatrix division, with proceeds from such offering. The Company anticipates using the remaining $20.0 million of net proceeds from the Public Offering to repay outstanding indebtedness, purchase production equipment, engage in research and development relating to transdermal drug delivery, conduct clinical trials and for working capital and other general corporate purposes.

    In April 1996, Stuart R. Streger, C.P.A. was appointed as a Vice President and as Chief Financial Officer of the Company, and Robert G. Pitts, J.D, Ph.D., was appointed Vice President, Business Development of the Company. In May 1996, Elias Amador, M.D., Ph.D. and Kathryn Harrigan, MBA, D.B.A., became members of the Board of Directors and Murray D. Watson resigned from his position as a member of the Board of Directors.

    In January 1996, the Company's Board of Directors recommended for approval the adoption of amended and restated Articles of Incorporation (the "Articles of Incorporation") and approved the adoption of Amended and Restated Bylaws (the "Bylaws") which include certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. In February 1996, the then majority shareholder approved the Articles of Incorporation, effective on March 14, 1996. These provisions (the "Anti-Takeover Provisions") include a staggered Board of Directors, certain super majority voting requirements with respect to removal of directors and amendments to the Articles of Incorporation and Bylaws, requirements concerning the filling of board vacancies, adoption of Florida's Control Share Acquisition Act, elimination of shareholder action by written consent, an increase in the number of authorized shares of Common Stock from 25,000,000 to 100,000,000, creation of a class of "blank check" preferred stock and an increase in the percentage of shareholder votes required to call a special meeting of shareholders. See "Description of Securities."

    The Company's Board of Directors and the then majority shareholder also approved the adoption of a Shareholder Protection Rights Agreement pursuant to which preferred stock purchase rights will be distributed to holders of Common Stock. These provisions and said agreement are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with such a transaction. However, certain of these provisions and said agreement may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Securities."

                                  RISK FACTORS

    Investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus in evaluating the Company and its business, prospective investors should consider carefully the following factors before purchasing any shares of Common Stock offered hereby.

EARLY STAGE OF THE COMPANY; FUTURE PROFITABILITY UNCERTAIN

    The Company commenced operations in January 1992. Approximately 90% of the Company's revenues for the fiscal years ended 1993 and 1994 and 70% of the Company's revenues for the year ended 1995 were generated from net sales of the Company's OneStep hCG Pregnancy(R) Tests to a single customer. In order to support anticipated growth and new product development, the Company anticipates that it will incur significantly increased operating expenses, particularly research and development expenses, in the future. Research and development expenditures for 1995 were $434,981 (approximately $1.8 million pro forma to reflect the acquisition of the Pharmetrix Division). The Company's research and development expenditures are expected to increase to approximately $5.0 million in 1996. The Company incurred a net loss of $1,493,628 for 1995 (pro forma net loss of $5,860,125 reflecting the acquisition of the Pharmetrix Division) and expects to incur net losses in 1996. The Company had an accumulated deficit and working capital deficit at March 31, 1996 of $2,356,736 and $3,978,950, respectively. No assurance can be given that the Company will achieve profitability in the future.

DEVELOPMENT STAGE OF PRODUCTS

    Most of the Company's products are in various stages of development and have not yet been commercialized. Before the Company can commercially market its products in the United States, permission for their distribution must be obtained from the FDA. Generally, the Company must also seek approval from comparable agencies in foreign countries where it desires to distribute its products. The Company's principal products under development, the TD Glucose System, the OneStep(TM) CholestoChek System and various transdermal and mucosal drug delivery systems, have not yet received FDA approval (the OneStep Total Cholesterol(TM) Test Strip has received 510(k) approval for use for visual monitoring). There can be no assurance that the Company's products will be developed to a point at which they are ready to be submitted for FDA approval or that the Company will be able to obtain the necessary FDA approvals for such products or that it will not experience significant delay and/or expense in obtaining such approvals, each of which may adversely affect the Company's ability to market and sell its products. Further, because of the Company's limited resources, it may be unable to complete the development of all of its planned drug delivery products and may only be able to complete the development of those products that it believes have the greatest potential for commercial success. There can be no assurance, however, that the products selected for development by the Company will in fact achieve any degree of commercial success.

DEPENDENCE ON KEY CUSTOMER AND KEY PRODUCTS

    Approximately 90% of the Company's net sales for 1994 and 70% for 1995 were derived from sales to Boehringer Mannheim. The principal products purchased by Boehringer Mannheim were the Company's OneStep hCG Pregnancy(R) Test Slide, its OneStep hCG Pregnancy(R) Test Strip, its OneStep hCG Pregnancy(R) Midstream Wand and its OneStep(TM) LH Ovulation Test Strip. In the event that sales to Boehringer Mannheim, particularly sales of the Company's One Step hCG Pregnancy(R) Tests, cease for any reason, the Company will experience a material adverse change in its financial condition. Although the Company has received purchase orders of approximately $1.3 million from Boehringer Mannheim for shipment from January through June 1996, and has an additional $0.6 million in back orders, no assurance exists that the Company will continue to make sales to Boehringer Mannheim.
See Note 9 to the Company's Consolidated Financial Statements for the fiscal years ended December 31, 1995, 1994 and 1993 for additional information concerning the volume of sales to Boehringer Mannheim.

LIMITED MARKETING EXPERIENCE; DEPENDENCE ON OUTSIDE PARTIES

    To date, the Company's medical diagnostic products have primarily been distributed through the Company's alliance with Boehringer Mannheim. To a lesser extent, the Company's medical diagnostic products have been distributed by the Company directly under the Company's proprietary brand name and under private label arrangements with drug, discount and supermarket chains.
Although the Company intends to expand direct distribution of its medical diagnostic products, the Company's strategy for the commercialization of most of its medical diagnostic and drug delivery products contemplates that it will enter into arrangements with larger medical diagnostic or pharmaceutical companies to market its products. In order to successfully develop and market these products, the Company will need to depend on these third parties for their significantly greater marketing and distribution capabilities, as well as possibly for the funding of a portion of product development costs, marketing of the product and, in some cases, participation in clinical testing and obtaining regulatory approvals. There can be no assurance that the Company will be able to enter into any such arrangements on favorable terms, or at all. Even if the Company is successful in obtaining such third party alliances, there can be no assurance that any alliance will be successful. The success of any strategic alliance is dependent upon, among other things, the financial condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees responsible for the strategic alliance.

SUBSTANTIAL COMPETITION AND TECHNOLOGICAL CHANGE

    The markets in which the Company operates are highly competitive and subject to rapid technological change. Competitors include major pharmaceutical, medical diagnostic and chemical companies, many of which have considerably greater financial, technical, clinical, marketing and other resources and experience than the Company. The markets in which the Company competes and intends to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change, and the Company expects competition to intensify as technological advances in such fields are made. Several of the Company's competitors have developed or may develop products that are similar in design and capability to the Company's existing products or products under development. The Company further anticipates that additional products for similar applications will be developed and marketed by the Company's competitors. There can be no assurance that the Company will be able to successfully compete or that developments by others will not render the Company's products or technologies obsolete or noncompetitive.

RISKS, EXPENSE AND UNCERTAINTY OF GOVERNMENT REGULATION

    The Company's products are subject to regulation by the FDA and, in most instances, comparable agencies in other foreign countries in which these products are manufactured or distributed. Before the Company's products can be marketed commercially in the United States, they must receive FDA approval or clearance. To date, the Company has received FDA clearance to distribute all of its pregnancy test products, its LH ovulation products and the visually read version of its OneStep Total Cholesterol(TM) Test Strip. However, most of the Company's products under development, including the TD Glucose System, the CholestoChek Meter and various transdermal products, have not yet received FDA approval. In addition to product approvals and clearances, medical device and drug products are required to comply with FDA regulations relating to investigational research, labeling and post-market reporting. The process of obtaining FDA or equivalent foreign agency approval can be costly, time consuming and may be subject to unanticipated delays. There can be no assurance that the required approvals for any of the Company's products will be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could adversely affect the ability of the Company to market and sell its products. In addition, regulatory requirements could adversely affect the Company's ability to clinically test, manufacture or market products.

    Further, the FDA and various state agencies inspect the Company from time to time to determine whether the Company is in compliance with regulations relating to manufacturing, testing, storage, quality control and product labeling practices. There can be no assurance that these future inspections will not raise compliance questions and concerns that may be costly and/or time-consuming to remedy and may adversely affect the Company's ability to manufacture and market its products. A determination that the Company is in material violation of FDA and/or various state regulations could lead to the imposition of civil penalties, including fines, recall orders or product seizures, or criminal sanctions.

LIMITED MANUFACTURING EXPERIENCE

    Third party contractors manufacture a majority of the Company's products. The Company does not presently have sufficient in-house manufacturing capabilities to supply its customers' demands. The Company intends to use a portion of the proceeds of the Offering to purchase additional production equipment and expand its manufacturing capabilities. As a result of the proposed expansion of its manufacturing facilities, the Company expects its reliance on third party manufacturers to decrease. In doing so, the Company will become further subject to the problems facing product manufacturers generally, including, without limitation, delays in receiving raw materials, rising prices for materials and the need to obtain and maintain equipment and avoid down time resulting from equipment failures. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Production of these products, especially in commercial quantities, will create technical, as well as financial, challenges for the Company and no assurance can be given that manufacturing or quality control problems will not arise. Although certain of the Company's employees have substantial manufacturing experience, the Company itself has not engaged in significant manufacturing operations.
Notwithstanding the Company's plans to expand its manufacturing capabilities, the Company will, for the foreseeable future, remain dependent upon third party manufacturers. There can be no assurance that the Company will be able to retain its current third party manufacturers or obtain acceptable replacements, if necessary.

RISKS RELATING TO GROWTH AND EXPANSION

    Growth of the Company's business may significantly strain the Company's management, operations and technical resources. If the Company is successful in obtaining market penetration of its products, the Company will be required to deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers. The Company has limited experience in delivering large volumes of certain of its products. Failure to manage growth effectively could have an adverse effect on the business of the Company. There can be no assurance, however, that the Company's business will achieve growth or that its efforts to expand its manufacturing and quality control activities will be successful or that it will be able to satisfy commercial scale production requirements on a timely and cost- effective basis. Although individually several members of the Company's management have experience in working with rapidly growing companies, the Company's management team was recently assembled and has limited experience in working together.

PATENTS AND PROPRIETARY TECHNOLOGY

    The Company has patents issued and patent applications pending in the United States and several foreign countries. With regard to aspects of its membrane-based technology, the Company has obtained patents in the United States but has not obtained corresponding European patents. There can be no assurance (i) as to the degree or adequacy of protection any patents or patent applications may or will afford; (ii) that patents will issue from any pending applications, or that the claims allowed under any patents will be sufficiently broad to protect the Company's technology; or (iii) that any patents issued to the Company will not be challenged, invalidated or circumvented. In addition, the Company claims proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to its products and manufacturing processes. There can be no assurance as to the degree of protection these various claims may or will afford, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. It is the policy of the Company to protect its proprietary rights in its products and operations through contractual obligations, including non-disclosure agreements with certain employees, customers, consultants and strategic partners. There can be no assurance as to the degree of protection these contractual measures afford. In addition, although the Company does not believe that it is infringing any patents, proprietary rights or trade secrets of others, there can be no assurance that an infringement claim will not be asserted against the Company in the future. If the Company is found to be infringing any third party patents, proprietary rights or trade secrets, there can be no assurance that it will be able to obtain licenses with respect to such patents, proprietary rights or trade secrets on acceptable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in product introductions or could find that the development, manufacture or sales of products requiring such licenses could be foreclosed. The Company could also experience a loss of revenues, an increase in costs and incur substantial expense for defending itself in lawsuits brought against it with respect to such patents, proprietary rights or trade secrets. Further, no assurance can be given that any patent, proprietary right or trade secret obtained or licensed by the Company will be held valid and enforceable if challenged by another party.

LITIGATION

    On August 11, 1995, Joseph D'Angelo et al. ("D'Angelo") filed a complaint in the Circuit Court of Broward County, Florida against the Company, Jack L. Aronowitz and certain other parties (the "Lawsuit"). With respect to the Company and Mr. Aronowitz, the Lawsuit alleges, among other things, misappropriation of trade secrets, confidential information and intellectual property related to an HIV saliva test kit and misappropriation of D'Angelo's "transdermal technology" and "non-invasive testing technology." The Lawsuit seeks injunctive relief and monetary damages in excess of $2.0 million. Although the Lawsuit is in its preliminary stages and no discovery has yet been taken, the Company, after consultation with its counsel, believes that each of the allegations made against it in the Lawsuit are without merit.

    The Company is challenging the validity and/or scope of a patent in Europe. In the event that the validity and scope of such patent is upheld and the Company's products are found to have infringed such patent, the Company may be required, in certain European countries, to modify or discontinue distribution of one of its pregnancy products, which accounted for approximately 8% to 10% of the Company's gross sales in 1995. A finding that the Company's products infringe this patent could have a material adverse effect on the Company's operating results. The Company believes that the validity and scope of such patent will not be upheld and, accordingly, has taken no action to modify its products.

DEPENDENCE ON THIRD PARTY REIMBURSEMENT AND UNCERTAINTY OF HEALTH CARE REFORM

    The Company's ability to successfully commercialize its products may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products and no assurance can be given that adequate third party reimbursement will be available for the Company to maintain price levels or volume sufficient for the realization of an appropriate return on its investment in its products. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic and diagnostic products approved for marketing, and by refusing, in some cases, to provide any coverage for indications for which the FDA and other national health regulatory authorities have not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third party payors for uses of the Company's products, the market acceptance of these products would be adversely affected.

    Numerous health care reform proposals have been advanced in recent years that are aimed at changing the health care system in the United States. Although the Company believes that these proposals may lead to an increased emphasis on preventative measures and to an expanded market for the Company's products, third party health care payors may not share this view. The Company is unable to predict the outcome or the effect of the health care reform debate on its business and prospects.

DEPENDENCE ON KEY PERSONNEL

    Because of the specialized, technical nature of the Company's business, the Company is highly dependent upon its ability to retain its current personnel and, in particular, Jack L. Aronowitz. Mr. Aronowitz was the founder of the Company and is presently the Company's President, Chief Executive Officer and Chairman of the Board. The Company is the sole beneficiary under a $1.5 million "key man" life insurance policy on the life of Mr. Aronowitz. In addition, the ability of the Company to effectively pursue its business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel.

DEPENDENCE ON OUTSIDE SUPPLIERS AND MANUFACTURERS

    The Company purchases, pursuant to written agreements with its key suppliers, the materials used to manufacture its products from single suppliers to obtain the most favorable price and delivery terms. Although the Company has identified an alternate supply source with respect to each of such materials, a change in the supplier of these materials without the appropriate lead time could result in a material delay in the delivery of products to the Company's customers. There can be no assurance that the Company would not be subject to less favorable price and delivery terms as a result of changing suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective materials, supply shortages, increase in material costs and reduced control over delivery schedules, any or all of which could adversely affect the Company's financial results. In addition, a majority of the Company's products are produced through a limited number of third party manufacturers. Although the Company has identified alternate manufacturing sources, a change in manufacturers without the appropriate lead time could result in a material delay in the delivery of the Company's products and subject the Company to less favorable price terms.

PRODUCT LIABILITY EXPOSURE AND INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical diagnostic and pharmaceutical products. To date, the Company has not experienced any material product liability claims, but any such claims arising in the future could have a material adverse effect on the Company's business, financial condition and results of operations. Potential product liability claims may exceed the amount of the Company's insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that the Company's existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that the Company is held liable for a claim against which it is not indemnified, or for damages exceeding the limits of its insurance coverage, such claim could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY PRINCIPAL SHAREHOLDER

    Jack L. Aronowitz, President, Chief Executive Officer and Chairman of the Board of the Company, beneficially owns approximately 44.9% of the outstanding Common Stock. Mr. Aronowitz is in a position to exert substantial influence over the direction and policies of the Company and the outcome of matters submitted to a vote of the Company's shareholders, including election of the Company's directors.

SHARES ELIGIBLE FOR FUTURE SALE

    No assurance can be given as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Future sales of shares of Common Stock (including shares issued upon exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. As of May 1, 1996, 9,717,880 shares of Common Stock are outstanding, of which 4,721,000 shares are immediately freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 4,996,880 shares, are "restricted securities" as defined in Rule 144 promulgated under the Securities Act. Certain shareholders, including "affiliates" of the Company, as the term is defined under the Securities Act, who together will beneficially own 5,656,062 shares of Common Stock, have agreed not to offer or sell any Common Stock until October 22, 1996, without the prior written consent of Deutsche Morgan Grenfell/C. J. Lawrence Inc. In addition, the holder of a promissory note that is convertible into Common Stock (208,695 shares) has agreed that if it determines to exercise its conversion right it will not offer or sell any shares of Common Stock received upon conversion of the note until October 22, 1996, without the prior written consent of Deutsche Morgan Grenfell/C. J. Lawrence Inc. After such date, these shares may be sold in accordance with Rule 144 promulgated under the Securities Act, subject to the volume and other limitations of Rule 144, or pursuant to a registered public offering.

POTENTIAL VOLATILITY OF STOCK PRICE

    Future announcements concerning results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, changes in governmental regulations, developments in patent or proprietary rights of the Company or its competitors, including competitors' litigation, fluctuations in the Company's operating results and changes in general market conditions for medical diagnostic or pharmaceutical companies could cause the market price of the Common Stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. Historically, the market price of the Common Stock has been volatile.

ABSENCE OF DIVIDENDS

    The Company does not intend to pay any cash dividends for the foreseeable future. The Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its businesses.

ANTI-TAKEOVER PROVISIONS

     In January 1996, the Company's Board of Directors recommended for approval the adoption of amended and restated Articles of Incorporation and approved the adoption of amended and restated Bylaws which include certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. In February 1996, the then majority shareholder approved the Articles of Incorporation, effective on March 14, 1996. These provisions include a staggered Board of Directors, certain super majority voting requirements with respect to removal of directors and amendments of the Articles of Incorporation and Bylaws, requirements concerning the filling of board vacancies, adoption of Florida's Control Share Acquisition Act, elimination of shareholder action by written consent, an increase in the number of authorized shares of Common Stock from 25,000,000 to 100,000,000, creation of a class of "blank check" preferred stock and an increase in the percentage of shareholder votes required to call a special meeting of shareholders. See "Description of Securities - Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws" and "Description of Securities - Certain Provisions of Florida Law."

    The Company's Board of Directors and majority shareholder also approved the adoption of a Shareholder Protection Rights Agreement pursuant to which preferred stock purchase rights will be distributed to holders of Common Stock prior to the Offering. These provisions and said agreement are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with such a transaction. However, certain of these provisions and said agreement may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Securities."

INTEGRATION OF PHARMETRIX DIVISION

    In November 1995, by acquiring certain assets of Pharma Patch and PP Holdings, TCPI established its Pharmetrix Division. Through its Pharmetrix Division, the Company is engaged in the research, development and commercialization of transdermal and mucosal drug delivery systems and skin permeation enhancers. There can be no assurance that the Company will be able to successfully integrate its Pharmetrix Division into its operations or expand into the transdermal and mucosal drug delivery market. Once integrated, the Pharmetrix Division may not achieve levels of revenues, profitability or productivity or otherwise perform as expected. In addition, the acquisition of the Pharmetrix Division involves a number of special risks including diversion of management's attention, difficulties in the integration of operations and retention of personnel, unanticipated problems or legal liabilities, tax and accounting issues, some or all of which could have a material adverse effect on the Company's results of operations and financial condition.


                                USE OF PROCEEDS

    This Prospectus relates solely to the Shares being offered and sold for the account of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of Shares being offered by the Selling Shareholders but will pay all expenses related to the registration of the Shares. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

     The following sets forth the aggregate number of shares of Common Stock beneficially owned by each Selling Shareholder as of June 19, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Shareholder may offer and sell pursuant to this Prospectus. Of the 1,001,214 Shares offered hereby, 681,214 shares of Common Stock were issued and outstanding as of June 19, 1996, and an aggregate of 320,000 shares of Common Stock have been reserved for issuance by the Company to certain of the Selling Shareholders upon the exercise of outstanding warrants. Because the Selling Shareholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Shareholder may retain upon the completion of the Offering. To the knowledge of the Company, none of the Selling Shareholders has any material relationship with the Company except as set forth in the footnotes to the following table an more fully described in this Prospectus (including the information incorporated by reference in this Prospectus).


                                                             Shares Beneficially     Shares to be Offered for
                                                              Owned Prior to the           the Selling
                    Selling Shareholder                            Offering           Shareholder's Account
                    -------------------                            --------           ---------------------
 Pharma Patch Public Limited Company(1)                             476,214(2)                  476,214(2)

 Vista Technologies, Inc.(1)(3)                                     200,000                     200,000

 Ira Weingarten(4)                                                   90,000                      90,000

 Sunshine State Messenger Service, Inc.                              15,000                      15,000

 Seaboard Securities, Inc.(5)                                        29,090(6)                   29,090(6)

 Robert Neff(7)                                                       3,788(6)                    3,788(6)

 Howard Schwartz                                                      5,682(6)                    5,682(6)

 Steven Finkelstein                                                   5,682(6)                    5,682(6)

 Fred Luthy(7)                                                        3,788(6)                    3,788(6)

 Joseph Guccione(7)                                                   3,788(6)                    3,788(6)

 Julius Goldfinger                                                   10,000(6)                   10,000(6)

 Victor Minton                                                       10,000(6)                   10,000(6)

 Robert Lawless(7)                                                    3,364(6)                    3,364(6)

 Daniel Dymond                                                        3,364(6)                    3,364(6)

 Stanley Goldaber                                                    24,026(6)                   24,026(6)

 Shirley Blank                                                       24,026(6)                   24,026(6)

 Richard Belz                                                        25,528(6)                   25,528(6)

 Thomas Laundrie                                                     25,528(6)                   25,528(6)

 Gary Purcell                                                        25,528(6)                   25,528(6)

 EMH Enterprises                                                     16,818(6)                   16,818(6)

______________________


(1) Murray D. Watson an executive officer of Pharma Patch Public Limited Company, served as a director of the Company from January 1996 to May 1996. Mr. Watson does not beneficially own any shares of Common Stock.


(2) Includes 100,000 shares that may be issued upon exercise of a presently exercisable warrant.

(3) Murray D. Watson is a director of Vista Technologies, Inc.

(4) Ira Weingarten is the owner of Equity Communications, a public relations firm which promotes the Company's business.

(5) Member of the underwriting syndicate for the Company's initial public offering

(6) Represents the presently exercisable right to purchase such number of shares upon exercise of a warrant.

(7) Affiliated with Greenway Capital Corporation, a member of the underwriting syndicate for the Company's initial public offering.

                              PLAN OF DISTRIBUTION


    The Selling Shareholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as a particular broker, dealer, agent or underwrite might be in excess of those customary in the type of transaction involved.

    The Selling Shareholders and any such underwriters, broker, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

    The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Articles of Incorporation authorizes capital stock consisting of 100,000,000 shares of Common Stock, par value of $.001 per share and 25,000,000 shares of Preferred Stock, par value $.001 per share. As of June 19, 1996, 9,803,880 shares of Common Stock and no shares of Preferred Stock were outstanding. An additional 921,000 shares of Common Stock may be issued upon the exercise of outstanding options and/or warrants. The following summary of the description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, copies of which have been incorporated by reference into the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding shares of Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company.

    Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business.

    Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK

    The Articles of Incorporation permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    The Articles of Incorporation provide for a classified Board of Directors. The directors are divided into three classes, as nearly equal in number as possible. The directors will be elected for three-year terms, which are staggered so that the terms of approximately one-third of the directors expire each year. The Articles of Incorporation permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Articles of Incorporation provide that any vacancy on the Board of Directors may be filled only by the remaining directors then in office.

    The Articles of Incorporation also contain provisions which require: (i) the affirmative vote of 60% of the Voting Stock to amend the Articles of Incorporation or Bylaws of the Company; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. In addition, the Articles of Incorporation require that all shareholder action, including the election of directors, be taken by means of a vote at a duly convened shareholders meeting and not by use of written consents.

    The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholders' meetings.

    The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Company's Board of Directors, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

    The Company is subject to certain anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law including the Florida Control Share Acquisition Act (the "Control Share Act"). The Control Share Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to voting power within each of the following ranges: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting determination of the exercise price provisions of the Rights Agreement and power.

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

    In connection with the approval of the Anti-Takeover Provisions, the Company's Board of Directors and the then majority shareholder authorized the adoption of a Shareholder Protection Rights Agreement (the "Rights Agreement"). The Company expects to implement the Rights Agreement after determination of the exercise price of the rights ("Rights") to be issued thereunder and after negotiations with the Rights Agent selected by the Company to administer the Rights Agreement. The Company anticipates that the terms of the Rights Agreement will be subject to such changes as may result from negotiations between the Company and the Rights Agent.

    The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial economic and voting dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first terminated by the Board of Directors. Nevertheless, management believes that the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be terminated under certain circumstances by the Board of Directors, before the consummation of such transaction.

TRANSFER AGENT AND REGISTRAR

    OTC Corporate Transfer Service Co. has been appointed the transfer agent and registrar for the Common Stock. Its address is P.O. Box 501, Hicksville, New York 11802.


                           LEGAL MATTERS AND EXPERTS


    The validity of the Shares offered hereby will be passed upon for the Company by the law firm of Holland & Knight, One East Broward Boulevard, Suite 1300, Fort Lauderdale, FL 33301.

    The consolidated financial statements of Technical Chemicals and Products, Inc., and subsidiaries appearing in Technical Chemicals and Products, Inc.'s Annual Report (Form 10-KSB) for its year ended December 31, 1995, have been audited by Ernst & Young, LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Pharma Patch Plc incorporated by reference in this Prospectus and in the Registration Statement have been audited by Ernst & Young, independent chartered accountants as set forth in their report thereon (which contains an explanatory paragraph with respect to the substantial doubt which exists concerning Pharma Patch Plc's ability to continue as a going concern) appearing elsewhere therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report for the fiscal year ended December 31, 1995 on Form 10-KSB/A; (ii) Definitive Information Statement dated February 16, 1996, filed in connection with the taking of corporate action without a meeting by written consent; (iii) Definitive Proxy Statement dated May 28, 1996, filed in connection with the Company's annual meeting of shareholders; (iv) the Company Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; and (v) the description of the Company's Common Stock contained in its registration statement on Form 8-A, dated January 20, 1995, including any report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY

REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO JOHN E. PIPPERT, SENIOR VICE PRESIDENT, MARKETING AND SALES, TECHNICAL CHEMICALS AND PRODUCTS, INC., 3341 S.W. 15TH STREET, POMPANO BEACH, FLORIDA 33069, TELEPHONE: (954) 979-0400.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the estimated expenses and costs payable by the Company in connection with the filing of this Registration Statement. All amounts are estimated except for the SEC registration fee.

    SEC Registration Fee  . . . . . . . . .  . . . . .        $ 3,906.00
    Legal fees and expenses   . . . . . . .  . . . . .         15,000.00
    Accounting fees and expenses  . . . . .  . . . . .         15,000.00
    Blue Sky fees and expenses  . . . . . .  . . . . .          2,500.00
    Printing and engraving expenses   . . .  . . . . .          5,000.00
                                                              ----------
        Total   . . . . . . . . . . . . . .  . . . . .        $41,406.00
                                                              ==========

- ---------------------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Florida Business Corporation Act ("FBCA") and the Company's Articles of Incorporation provide that in certain cases, each officer and director of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

    The Company's Articles provide:

    To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation; (iii) is or was an officer of the Corporation, provided that such person is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another corporation, provided that such person is or was at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

    FBCA 607.0850 "Indemnification of officers, directors, employees and agents," provides:

        (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

        (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

            (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

            (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

            (c) By independent legal counsel;

                1. Selected by the board of directors prescribed in paragraph
    (a) or the committee prescribed in paragraph (b); or

                2. If a quorum of the directors cannot be obtained for paragraph (1) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

            (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

        (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

        (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

        (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

            (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

            (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

            (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

            (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

        (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

            (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

            (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

            (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection
    (2), or subsection (7).

        (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (11) For purposes of this section;

            (a) The term "other enterprises" includes employee benefit plans;

            (b) The term "expenses" includes counsel fees, including those for appeal;

            (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

            (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

            (e) The term "agent" includes a volunteer;

            (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

            (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

        (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 16.  EXHIBITS

 EXHIBIT
  NUMBER                                              EXHIBIT DESCRIPTION
  ------                                              -------------------
        **3.1      Amended and Restated Articles of Incorporation of the Company

        **3.2      Amended and Restated Bylaws of the Company

          4.1      See  Exhibits 3.1  and  3.2  for  provisions of  the  Amended  and Restated  Articles  of
                   Incorporation and the Amended and Restated Bylaws  of the Company defining the rights  of holders of Common Stock of the Company

         *5.1      Opinion of Holland & Knight

        *23.1      Consent of Ernst  & Young LLP (Financial Statements  of Technical Chemicals and Products,
                   Inc.)

        *23.2      Consent of Ernst & Young (Financial Statements of Pharma Patch Public Limited Company)

        *23.3      Consent of Holland & Knight (Legal Matters - included in Exhibit 5.1)

                     * Filed herewith.
                    ** Incorporated by  reference  to the  exhibit of  same  number  previously filed  with  the
                       Company's Registration Statement on Form S-1 on February 12, 1996 (No. 333-1272).


ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities act may be permitted to directors, officers and controlling persons, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed int he Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment Number 1 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, Florida on June 19, 1996.

                                   TECHNICAL CHEMICALS AND PRODUCTS, INC.
                                   (Registrant)


                                   By:      /s/ JACK L. ARONOWITZ
                                       ----------------------------------------
                                       Jack L. Aronowitz, President, Chief
                                       Executive Officer and Chairman of
                                       the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment Number 1 to its Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                          TITLE                  DATE
         ---------                          -----                  ----
 /s/ JACK L. ARONOWITZ           President, Chief Executive    June 19, 1996
 ---------------------------     Officer and Chairman of the
 Jack L. Aronowitz               Board (Principal Executive
                                Officer, Principal Financial
                                    Officer and Principal
                                     Accounting Officer)


 /s/ MARTIN GURKIN              Senior Vice President, Chief   June 19, 1996
 ---------------------------        Operating Officer and
 Martin Gurkin                            Director



                                Executive Vice President and   June __, 1996
 ---------------------------              Director
 Cleve W. Laird


 /s/ ELIAS AMADOR                         Director             June 19, 1996
 ---------------------------
 Elias Amador



 /s/ Kathryn R. Harrigan                  Director             June 19, 1996
 ---------------------------
 Kathryn R. Harrigan

                              INDEX TO EXHIBITS

   EXHIBIT
    NUMBER                                EXHIBIT DESCRIPTION                                PAGE
    ------                                -------------------                                ----
       5.1      Opinion of Holland & Knight (Filed herewith)

      23.1      Consent  of  Ernst  & Young  LLP  (Financial  Statements  of  Technical
                Chemicals and Products, Inc.) (Filed herewith)

      23.2      Consent of Ernst & Young (Financial  Statements of Pharma Patch  Public
                Limited Company) (Filed herewith)
